EXHIBIT 19.1
ALEXANDER’S, INC. INSIDER TRADING POLICY
POLICY STATEMENT
Federal and state securities laws prohibit a person from purchasing or selling a security issued by a public company at a time when that person possesses material information concerning the issuer of the security that has not yet become a matter of general public knowledge and that has been obtained as a result of the person’s special relationship to the issuer or is being used in breach of a duty to maintain the information in confidence. Accordingly, employees of Alexander’s, Inc. (the “Company”) who are aware of any “material” information regarding the Company and/or its affiliates, their activities, or their proposed actions, which has not yet become public information, are prohibited by law and Company policy from trading in the Company’s and its affiliates’ securities.
Such “insider information” belongs to the Company only and must therefore be treated in the strictest confidence. It may not be used for personal investment or disclosed to outsiders (including immediate family members) or others in the Company who do not require such information in the conduct of their respective duties. Such information pertains to the Company and each of its affiliates, as well as to material, non-public information regarding other entities (“Other Entities”) learned while conducting Company business.
Insider trading by employees or other actual or potential violation of securities laws or even the appearance of such may adversely affect the Company, the trading of its securities and the value of its securities. To prevent any actual or potential violation of securities laws or the appearance of such, the Company’s policy is to restrict certain persons from engaging in certain securities transactions at certain times called “Blackout Periods” (as discussed below). This policy applies to employees, directors and their Immediate Family Members (as defined below) as well as to persons who may receive such “insider information” from an employee or due to such person’s relationship with the Company, including certain officers of Vornado Realty Trust that receive sensitive information regarding the Company (“Covered Persons”).
GENERAL POLICY
Covered Persons may not purchase or sell securities of the Company, any of its affiliates, or Other Entities (i.e., stocks, bonds, notes, debentures, or rights to acquire or dispose of securities, such as options, puts, calls or other derivative interests) while in possession of any material, non-public information with respect to the Company, any of its Affiliates or the Other Entity, as applicable. For purposes of this policy, gifts of securities will be treated as sales of securities.
No Covered Person should attempt to use such information, or purchase and sell securities while in possession of such information, by acting through any other person or entity.
No Covered Person may communicate (or “tip”) insider information concerning the Company or Other Entities or otherwise disclose such information to any third-parties or to others in the Company who do not require such information in the conduct of their respective duties to the Company. Tipping may result in the same disciplinary actions and/or criminal or civil liability, even if the person communicating insider information does not gain directly or indirectly from any other persons trading while in possession of such insider information.
No Covered Person may assist anyone in engaging in any of the above prohibited activities.

Violations of these provisions are not only unethical but may also subject you to criminal and/or civil liability under federal and state securities laws. In addition, violation of this policy may subject you to disciplinary action, up to and including termination, regardless of whether your actions are found to violate applicable law.
From time to time the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities laws when transacting in its own securities and the Company is prohibited from trading its own securities based upon material, non-public information.
DEFINITIONS
•Insider Information. Generally, insider information is material, non-public information about the securities, activities, or financial condition of a public company or other issuer of securities. Material, non-public information concerning market developments also may be construed as insider information. In certain cases, information regarding non-public companies may be considered “insider information.”
•Material Information. It is not possible to give a complete list of what constitutes “material” information. The question of whether particular information is subjective and judged with the benefit of hindsight. However, you should assume that it includes any information -- whether positive or negative -- that an investor might consider important in determining whether to purchase, sell or hold securities, or that could reasonably be expected to affect the market price of the securities involved. (Information can be material even if it would not be the sole reason why an investor would decide to purchase, sell or hold securities.) Examples of specific material information include (but are not limited to) information concerning:
•mergers, acquisitions, tender offers, or restructurings;
•securities offerings or repurchases;
•a change in earnings or dividends (or estimates of same);
•significant new properties, business products, services or relationships, or the loss of any of these;
•a change in senior management;
•a change or potential change in credit rating by a rating agency;
•significant shifts in operating or financial circumstances such as cash-flow reductions, major write-offs, changes in accounting methods;
•a change in auditors or a notification that the auditor’s reports may no longer be relied upon;
•the occurrence of a significant cybersecurity incident;
•voluntary calls of debt or preferred stock issues; and
•significant litigation or litigation developments.
•The above examples are illustrative and not exhaustive. Other types of information may be “material” at any particular time depending on the context. When it doubt, you should consult with the Secretary.

•Public Information. There is no precise definition of public information. However, examples of public information include, but are not limited to, information that appears in the periodic filings that the Company and its affiliates make with the Securities and Exchange Commission (the “SEC”) and Company press releases that are broadly disseminated on a major wire service. Limited disclosure, such as on a private wire service for institutional investors, may not be sufficient to render information “publicly” disclosed. Generally, information is considered “public information” only after it has been publicly available, through an SEC filing, press release or otherwise, for at least one full trading day.
•Immediate Family. The following persons are considered members of your immediate family: your spouse, parents, grandparents, children, grandchildren and siblings, including any such relationship that arises through marriage or adoption. It also includes members of your household (whether or not they are related to you), and any family members who do not live in your household but whose transactions in securities covered by this policy are directed by you or are subject to your influence or control.
BLACKOUT AND PRE-CLEARANCE POLICY
In addition to the general prohibition against trading while in possession of “insider information” described above, no employee may purchase or sell securities of the Company or its affiliates during any “Blackout Period”. Blackout Periods are established and communicated by the Secretary. You also may be subject to additional restrictions (including, without limitation, a more stringent Blackout Period), if you have access to particular information or hold a certain position in the Company. Furthermore, the Company may, from time to time, impose additional Blackout Periods relating to one or more material non-public events or occurrences. Covered Persons should contact the Secretary if they have any questions regarding applicable Blackout Periods that may apply to them.
Directors, executive officers, certain financial reporting personnel, any other persons designated by the Company and any Immediate Family Members of the foregoing are subject to an additional set of policies and procedures for transactions in securities of the Company and its affiliates (as such policies and procedures may be updated or amended from time to time, the “Supplemental Securities Transactions Policies”). If you are subject to the Supplemental Securities Transactions Policies, you must inform the Secretary, in writing, prior to buying or selling Company securities, exercising stock options or entering into any other “Covered Transaction”. “Covered Transactions” include any trading in any of the Company’s equity securities, all Omnibus Share Plan transactions (such as an option exercise), gifts, loans, pledges (including margin loans) or hedges, a contribution to a trust, a transaction that tracks the Company’s equity securities within the Company’s deferred compensation plans, and any other transfer of the Company’s securities. A request for pre-clearance should be submitted not less than two business days in advance of the proposed transaction. If a Blackout Period or other trading limitation is in effect, you will not be able to buy or sell securities or exercise stock options. Any transaction approved by the Secretary must be executed promptly, and in any event within two (2) business days.
Notwithstanding the foregoing, transactions outside of a “Blackout Period” or transactions that have been pre-cleared by the Secretary do not preclude any person’s obligations to comply with any other part of this policy. If you are in possession of material, nonpublic information about the Company, you may not purchase or sell securities of the Company, regardless of whether or not such transaction is executed outside of a blackout period or if such transaction was pre-cleared by the Secretary.

EXCEPTIONS
This policy does not apply in the case of the following transactions, except as specifically noted:
1.    Transactions Directly with the Company.
This policy does not apply to transactions directly with the Company only without any sale into the market. More specifically, the following transactions are permitted:
•Exercises Under Stock Option Plans. This policy does not apply to the exercise (without a sale) of an employee stock option acquired pursuant to the Company’s Omnibus Share Plan or other Company equity incentive plan, or to the exercise of a tax withholding right (if any) pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. However, any subsequent sale of shares acquired under the Company’s Omnibus Share Plan or other Company equity incentive plan is subject to this policy. In addition, any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option, is subject to this policy.
•Vesting of Restricted Share Awards. This policy does not apply to the vesting of restricted shares or units acquired pursuant to the Company’s Omnibus Share Plan or other Company equity incentive plan, or the exercise of a tax withholding right (if any) pursuant to which you elect to have the Company withhold securities to satisfy tax withholding requirements upon the vesting of any restricted securities. However, any market sale of any securities received is subject to this policy.
•Redemption of Units for Shares. This policy does not apply to the redemption of limited partnership units that you may own for common shares. However, any market sale of any securities received is subject to this policy, and furthermore, you may become subject to taxation on such redemption without the immediate ability to sell shares.
2.    Transactions For Which Elections Are Predetermined. Certain transactions involving plans where you have made an election in advance of a Blackout Period or a period in which you otherwise do not have insider information are permitted. More specifically, the following transactions are permitted:
•Pursuant to Certain Company-Sponsored Plans. If and to the extent permitted by the Company's 401(k) plan or its deferred compensation plans, purchases of Company securities under such plans resulting from your periodic contribution of money to such plans pursuant to your then-existing payroll deduction or similar election. However, certain elections you may make under such plans are subject to this policy if and to the extent such plans allow for investments in Company securities, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to any investment in Company securities; (b) an election to make an intra-plan transfer of an existing account balance into or out of any Company securities; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of an investment in Company securities; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to an investment in Company securities.
•Transactions Pursuant to Dividend Reinvestment Plan. Purchases of Company securities (without your input) under the Company's dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities. However, voluntary purchases of Company securities resulting from additional contributions you choose to make pursuant to the dividend reinvestment plan, and your election to participate in such a plan or increase or decrease your level of participation in such plan, are subject to this policy. In addition, your sale of any Company securities purchased pursuant to the plan is subject to this policy.
•Transactions Pursuant to 10b5-1 Trading Plans. The trading prohibitions described in this policy will not apply to transactions in the Company's securities made by a Covered Person under an arrangement or plan to trade securities that complies with Rule 10b5-1 of the Securities Exchange Act of 1934 (a “10b5-1 Plan”) that has been submitted to the Company's Secretary and approved by the Company in accordance with this policy. No 10b5-1 Plan may become effective until the participant (i) has delivered a complete copy to the Company's Secretary and (ii) has received the Secretary’s written approval of the plan. In general, a 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information, may not be entered into during a Blackout Period and (iii) must provide that no trade may occur until the completion of the applicable cooling off period, as required by Rule 10b5-1. It is the responsibility of the Covered Person to ensure that their 10b5-1 Plan is in compliance with the requirements under Rule 10b5-1 of the Securities Exchange Act of 1934. Once a 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Any amendment, modification or early termination of a Rule 10b5-1 Plan must be pre-approved by the Secretary.
APPLICABILITY AFTER TERMINATION OF EMPLOYMENT
Any employee whose employment terminates during a Blackout Period (or who otherwise leaves while in possession of insider information) will continue to be subject to this policy, and specifically to the ongoing prohibition against trading, until the Blackout Period ends (or otherwise until the close of the first full trading day following public announcement, by SEC filing, press release or other means, of the material nonpublic information).
PROCEDURAL STEPS
•You are ultimately responsible for adhering to the requirements of this policy and any applicable securities laws in connection with the purchase and sale of securities.
•You are responsible for compliance with this policy in connection with transactions conducted by your Immediate Family Members, and therefore should make them aware of the need to confer with you before they conduct any transactions that may be subject to this policy.
•If you have any questions as to your responsibilities under this Policy or the Supplemental Securities Transactions Policies, please talk to the Secretary before your act. Do not try to resolve uncertainties on your own.
•You are also bound by any other Company policies promulgated from time to time with respect to insider information and trading in Company securities generally.
•Suspected violations of this policy should be reported to the Secretary and/or through the Company’s whistleblower hotline.